Exhibit 10.1

AGREEMENT AND PLAN FOR SHARE EXCHANGE

This Agreement and Plan for Share Exchange, dated as of December 7, 2021 (the “Agreement”), by and between Creative Learning Corp., a Delaware corporation (“Creative”), DriveItAway, Inc., a Delaware corporation (“DIA”), and all of the shareholders of DIA (the “DIA Shareholders”). For purposes of this Agreement, Creative, DIA, and the DIA Shareholders are sometimes collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, Creative is a publicly-owned Delaware corporation with 13,475,838 shares of common stock, par value $0.0001 per share, issued and outstanding (the “Creative Common Shares”), and is quoted on the OTCQB under the symbol “CLCN”;

WHEREAS, Creative has issued options to purchase 2,177,571 Creative Common Shares at various prices (the “Creative Options”);

WHEREAS, the DIA Shareholders own 2,300,000 common shares in the capital stock of DIA, which represents all of DIA common shares currently outstanding (such shares being hereinafter referred to as the “DIA Shares” and each, a “DIA Share”); and

WHEREAS, the DIA has issued options to purchase 112,500 DIA Shares (the “DIA Options”), and $345,000 of convertible notes which are convertible into DIA Shares are various prices (the “DIA Convertible Notes”);

WHEREAS, Creative has agreed to acquire all of the issued and outstanding common stock of DIA by the issuance of one (1) Creative Preferred Share (as hereinafter defined) for each outstanding DIA Share, at Closing, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, the conversion price of the Creative Preferred Shares shall be determined at Closing to be the price which would result in all Creative Preferred Shares issued in the Share Exchange to the DIA Shareholders, or issuable pursuant to the DIA Options and the DIA Convertible Notes, being convertible into that number of Creative Common Shares equal to 85% of the aggregate outstanding Creative Common Shares determined on a fully-diluted basis as of the date of Closing, but prior to giving effect to any Creative Common Shares issued or issuable in the Financing (as hereinafter defined);

WHEREAS, it is the intention of the Parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended; and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”) and applicable state securities laws; and

WHEREAS, it is the intention of the parties that upon the Closing, DIA shall become a wholly owned subsidiary of Creative.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereto agree as follows:

I. EXCHANGE OF DIA SHARES FOR CREATIVE PREFERRED SHARES

Agreements to Exchange DIA Shares for Creative Preferred Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the DIA Shareholders shall assign, transfer, convey and deliver the DIA Shares to Creative and, in consideration and exchange for the DIA Shares, Creative shall issue, transfer, convey and deliver to the DIA Shareholders one Creative Preferred Share for each DIA Share received from the DIA Shareholder.

Effect of Share Exchange on Issued and Outstanding DIA Common Stock, Options and Convertible Notes. At Closing and contingent upon the satisfaction of the terms and conditions set forth in this Agreement, each outstanding DIA Share held by the respective DIA Shareholder that has executed this Agreement will be owned and held by Creative pursuant to the Share Exchange.

Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place at a time mutually agreed to by the Parties (the “Closing Date”) after the satisfaction or waiver of all closing conditions, but in no event later than sixty days after the execution of this Agreement.

Exchange Ratio. It is mutually agreed by the Parties that the exchange ratio in the Share Exchange shall be one (1) Creative Preferred Share for one (1) DIA Share (the “Exchange Ratio”).

Terms of Creative Preferred Stock. At or before Closing, Creative shall file the Certificate of Designations, Rights and Preferences for the Series A Convertible Preferred Stock (the “Creative Preferred Shares”) in the form attached hereto as Exhibit A (the “Certificate of Designation”). At Closing, the number of shares of Creative Common Shares into which each Creative Preferred Share is convertible (the “Conversion Ratio”) shall be fixed at that number which will result in all Creative Preferred Shares issuable at Closing, or issuable after Closing by the exercise of DIA Options or the conversion of DIA Convertible Notes, being convertible into 85% of the total issued and outstanding Creative Common Shares, determined on a fully-diluted basis, prior to giving effect to any Creative Common Shares issued or issuable as a result of the Financing. The Parties agree that the Conversion Ratio shall be adjusted at Closing to the extent the number of outstanding Creative Common Shares, Creative Options, DIA Shares, DIA Options and DIA Convertible Notes changes between the date of this Agreement and the Closing Date to give effect to the exercise or conversion of such securities.

 Restrictions on Securities Issued Pursuant to this Agreement.

(a)The Creative Preferred Shares have not been registered and are being issued pursuant to a specific exemption under the Securities Act, as well as under certain state securities laws for transactions by an issuer not involving any public offering or in reliance on limited federal preemption from such state securities registration laws, based on the suitability and investment representations made by the DIA Shareholders to Creative. The Creative Preferred Shares must be held and may not be sold, transferred, or otherwise disposed of for value unless such securities are subsequently registered under the Securities Act or an exemption from such registration is available, and that the certificates representing the Creative Preferred Shares will bear a legend in substantially the following form so restricting the sale of such securities:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

(b)The DIA Shares are subject to certain resale restrictions under applicable securities laws and Creative agrees to comply with such restrictions and Creative also acknowledges that the certificates for the DIA Shares may bear a legend or legends respecting restrictions on transfers as required under applicable securities laws and that Creative has been advised to consult its own legal advisor with respect to applicable resale restrictions and that they are solely responsible for complying with such restrictions.

Exchange of Certificates and Treatment of Fractional Shares.

(a)Each issued and outstanding DIA Share shall be converted into the right to receive one (1) Creative Preferred Shares pursuant to the Exchange Ratio at the Closing. Fractional shares shall be rounded up or down per the amount of the fraction. Creative shall arrange prior to the Closing to deliver certificates representing the Creative Preferred Shares at the Closing pursuant to the terms and conditions of this Agreement.

(b)Each DIA Shareholder shall be entitled to receive Creative Preferred Shares based on the Exchange Ratio upon delivery at the Closing of the certificates representing the DIA Shares owned by such DIA Shareholder, together with a stock power signed in blank, duly executed and completed in accordance with the instructions thereto. If any Creative Share certificate is to be issued in a name other than that in which the DIA Share certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such Creative Share certificate in a name other than that of the registered holder of the DIA Share certificate surrendered, or shall establish to the satisfaction of Creative that any such taxes have been paid or are not applicable.

Directors of Creative at Closing Date. On the Closing Date, all of the current directors of Creative shall resign from the board of directors of Creative (the “Creative Board”) and immediately prior to their resignations, they shall appoint John Possumato, Adam Potash and Paul Patrizio to the Creative board of directors.

 Officers of Creative at Closing Date. On the Closing Date, all officers of Creative other than the Chief Financial Officer, Mike Elkin, shall resign from each officer position held at Creative and immediately thereafter, the Creative Board shall appoint John Possumato to serve as the Chief Executive Officer, and Adam Potash serve as the Chief Operating Officer.

Financing. The Parties agree that a condition of Closing is that Creative consummate a private placement of Creative Common Shares which results in net proceeds to Creative of a minimum of $700,000 and a maximum of $1,500,000, on terms and conditions mutually agreeable to Creative and DIA (the “Financing”).

Disposition of Subsidiaries. Promptly after Closing, the Creative shall consummate the sale of its educational services business, consisting of its interest in the following subsidiaries: BFK Franchise Company, LLC, BFK Development Company LLC, Sew Fund Franchise Company LLC, B4K eLearning Company LLC and Bricks4Schools LLC (the “Learning Business”), to StroomX, LLC pursuant to the terms of the Sale Agreement between Creative and StroomX, LLC executed prior to execution of this Agreement.

Due Diligence Review. Upon execution of this Agreement, each Party shall make available to other Party all financial, accounting, legal, tax, regulatory and other business records of the Party. Within thirty (30) days after the date of this Agreement, any Party shall have the right to notify the other Party in writing of any circumstance of which the first Party becomes aware that is or could be a violation of any representation or warranty made by other Party herein (a “Due Diligence Notice”). The receiving Party shall have ten (10) days after receipt of the Due Diligence Notice (“Due Diligence Cure Date”) to cure the circumstances identified in the Due Diligence Notice, or provide reasonable assurance that such circumstances will be cured on or before the date of the Closing; provided that if any circumstance identified in the Due Diligence Notice is a difference in the number of fully diluted shares of the receiving Party from what is represented in this Agreement, the receiving Party may, at its option, provide for the cure of such circumstance by adjusting the Exchange Ratio appropriately. In the event the receiving Party of a Due Diligence Notice is unable or unwilling to cure any circumstance identified in the Due Diligence Notice, then the other Party shall have five (5) days after the Due Diligence Cure Date (the “Due Diligence Decision Date”) to notify the receiving Party in writing of such Party’s decision to either (a) terminate this Agreement, or (b) waive the due diligence condition to Closing and proceed to Closing. In the event the Party sending a Due Diligence Notice fails to notify other Party of its decision with regard to a Due Diligence Notice by the Due Diligence Decision Date, the party sending the Due Diligence Notice will be deemed to have elected option (b) in the preceding sentence.

II.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF
CREATIVE

Creative represents, warrants, covenant and agrees that all of the statements in the following subsections of this Article II are true and complete, to the best of its knowledge, as of the date hereof and as of the Closing Date.

Corporate Organization.

(a)Creative is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of Creative. “Material Adverse Effect” means, when used with respect to Creative, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of Creative, or materially impair the ability of Creative to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

(b)True and accurate copies of the Certificate of Incorporation and Bylaws of Creative with all amendments thereto, as of the date hereof (the “Creative Charter Documents”), have been filed as exhibits to reports filed by Creative with the Securities and Exchange Commission (the “SEC Reports”), and may be inspected free of charge at www.sec.gov. The minute books of Creative are current as required by law, contain the minutes of all meetings of the Creative Board and its stockholders from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Creative Board and its stockholders. Creative is not in violation of any of the provisions of the Creative Charter Documents.

Capitalization of Creative.

(a)The authorized capital stock of Creative consists of: (i) 50,000,000 shares of common stock, par value $0.0001; and (ii) 10,000,000 shares of preferred stock, par value $0.0001, of which no shares are issued and outstanding, and of which no class of preferred stock has been created other than the Creative Preferred Shares, immediately prior to the Share Exchange. Attached hereto as Exhibit B is a capitalization chart for Creative that shows, as of the date of this Agreement, the number of shares of common stock issued and outstanding and all options, notes or other agreements of any nature under which Creative may be obligated to issue shares of common stock in the future (the “Creative Capitalization Chart”).

(b)All of the issued and outstanding shares of common stock of Creative immediately prior to this Share Exchange are, and all shares of common stock of Creative when issued in accordance with the terms hereof (and any Creative common stock to be issued in the future in connection with the conversion of the convertible securities or exercise of the options of DIA being assumed by Creative at Closing) will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free and clear or any liens or encumbrances and of preemptive rights of any security holder. The issuance of all of the shares of Creative described in this Section 2.02 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of Creative has any right to rescind or bring any other claim against Creative for failure to comply with the Securities Act, or state securities laws. Creative does not have authorized and reserved at Closing a sufficient number of its common shares to satisfy its obligations under the convertible securities being assumed by Creative at Closing and accordingly it acknowledges that the Creative Charter Documents must be amended after Closing.

Convertible Securities. As of the date of this Agreement, except as disclosed on the Creative Capitalization Chart, there are no options, warrants, conversion privileges, convertible securities or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise), outstanding stock appreciation rights, phantom equity or similar rights of any character whatsoever or any laws applicable to Creative or its shareholders requiring or which may require the issuance, sale or transfer by Creative of any securities of Creative, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Creative not disclosed in its financials.

Authorization, Validity and Enforceability of Agreements. Creative has all power (corporate or otherwise) and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the “Transaction Agreements”) to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements by Creative and the consummation by Creative of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Creative, and no other corporate proceedings on the part of Creative are necessary to authorize the Transaction Agreements or to consummate the transactions contemplated hereby and thereby. The Transaction Agreements constitute the valid and legally binding obligation of Creative and are enforceable in accordance with their terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Creative is not required to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Transaction Agreements, resulting from the issuance of the Creative Preferred Shares in connection with the Share Exchange and transaction contemplated herein.

No Conflict or Violation. Neither the execution and delivery of the Transaction Agreements by Creative, nor the consummation by Creative of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the Creative Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which Creative is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Creative is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of Creative’s assets, including without limitation, the Creative Preferred Shares.

Litigation. Except as set forth on the Creative Disclosure Schedule attached hereto as Exhibit C, there is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of Creative, currently threatened against Creative or any of its affiliates, that may affect the validity of this Agreement or the right of Creative to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. Except as disclosed in the SEC Reports, there is no action pending or, to the knowledge of Creative, currently threatened against Creative or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or relating to Creative or any of its affiliates. Except as disclosed in the SEC Reports, neither Creative nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. Except as disclosed in the SEC Reports, there is no action by Creative or any of its affiliates currently pending or which Creative or any of its affiliates intends to initiate.

Compliance with Laws. To the best of its knowledge, Creative has been and is in full compliance with and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) or the applicable securities laws and rules and regulations of any state.

Financial Statements.

(a)As of the date of Closing, complete copies of the audited financial statements of Creative as at September 30, 2021 and 2020 and the related combined statements of income and retained earnings, stockholders’/members’ equity and cash flow for the years then ended (the “Audited Financial Statements”) have been filed with the SEC Reports. To the knowledge of Creative, the Audited Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the period involved, and (ii) are in all material respects in accordance with the books and records of Creative. The Audited Financial Statements are based on the books and records of Creative, and fairly present the financial condition of Creative as of the respective dates they were prepared and the results of the operations of Creative for the periods indicated. Creative maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

(b)As of the date of Closing, except as disclosed in the SEC Reports, since September 30, 2021, no Creative shareholder nor Creative’s board of directors or any committee thereof has been advised of: (i) any new material deficiencies in the design or operation of internal controls affecting Creative’s ability to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a role in any of Creative’s internal controls. Except as disclosed in the SEC Reports, since September 30, 2021, no new material weaknesses in internal controls have been identified by Creative, and there have been no significant changes in internal controls or other factors, including any corrective actions about significant deficiencies and material weaknesses.

(c)Creative has no liability (and to Creative’s knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint or other claim against any of them giving rise to any liability), except for (i) liabilities set forth on the Balance Sheet as of the Balance Sheet Date or (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. Creative is not a guarantor or otherwise liable for any liability (including indebtedness) of any other person. At Closing, Creative shall have no liabilities (actual, contingent or otherwise) whatsoever that have not been disclosed, other than liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, Creative Board minutes and financial and other records of whatsoever kind of Creative have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of Creative. Except as disclosed in the SEC Reports, Creative maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by Creative to arise, between Creative and any accountants and/or lawyers formerly or presently engaged by Creative. Creative is current with respect to fees owed to its accountants and lawyers.

No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to Creative or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Creative but which has not been so publicly announced or disclosed in the SEC Reports. Creative has not provided to DIA, or the DIA Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by Creative but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Share Exchange.

Full Disclosure.

(a)To the knowledge of Creative, no representation or warranty by Creative in this Agreement and no statement contained in any Exhibit to this Agreement or any certificate or other document furnished or to be furnished to DIA or the DIA Shareholders pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(b)To the knowledge of Creative, Creative has clearly disclosed to DIA or the DIA Shareholders, in the course of DIA’s due diligence investigation or in the SEC Reports, any information pertaining to Creative which DIA or the DIA Shareholders would reasonably deem relevant to them, regardless of its financial materiality to the transaction contemplated hereby, including such information as (i) any Actions brought by or against Creative as well as the current status or disposition of such matters; (ii) any previous or contemplated relationship with an DIA or any DIA Shareholder; (iii) any business dealings of Creative outside of Creative’s core business; and (iv) relates to any conflicts, disagreements or disputes with an affiliate of DIA or an DIA Shareholder.

Taxes. To the knowledge of Creative, Creative has paid all taxes of whatever nature, including all assessments, re-assessments, governmental charges, penalties, interest and fines due and payable by it, to the extent such taxes have become due or have been alleged to be due and Creative is not aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon with respect to itself.

Covenants of Creative. Creative covenants that from the date of this Agreement until the time of Closing:

(a)                 Creative will conduct its business, operations and affairs only in the ordinary and normal course of business in all material respects consistent with past practice, and Creative will not, without the prior written consent of DIA, enter into any transaction or refrain from doing any action that would constitute a breach of any representation, warranty, covenant or other obligation of Creative contained herein, and provided further that Creative will not make any material decisions or enter into any material contracts without the consent of DIA, which consent will not be unreasonably withheld if the same would constitute or result in a breach of any representation or warranty contained herein;

(b)                 Creative will use reasonable commercial efforts to take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of the directors and shareholders to be held for such purpose;

(c)                 Creative will cause to be filed with the SEC all reports required by Section 13 of the Securities Exchange Act of 1934, including, but not limited to, its Annual Report on Form 10-K for the year ended September 30, 2021.

(d)                 Creative will make available to DIA all material information, documentation, records and accounts in respect of the business and affairs of Creative;

(e)                 Prior to the Closing Date, Creative will not, without the prior written consent of DIA:

(i)	declare or pay any dividends or distribute any of its properties or assets to the shareholders of Creative;

(ii)	commit or expend more than $50,000 in operating expenses other than those incurred in the ordinary course of business;

(iii)	acquire by merger, amalgamation, consolidation or acquisition shares or assets, of any business operation;

(iv)	enter into any new lending agreements or extend or otherwise modify existing lending agreements, sell, pledge, dispose of or encumber any assets, enter into contract, agreement or understanding, other than in the ordinary course of business;

(v)	enter into new leasing arrangements either of real estate or equipment with an annual aggregate cost exceeding $25,000;

(vi)	alter or amend its articles or by-laws, other than as contemplated herein; and

(vii)	engage in any business, enterprise or other activity, other than its current business and activities;

(viii)	issue any Creative Common Shares, or any options or warrants to purchase Creative Common Shares, or any agreement or instrument convertible into Creative Common Shares, other than Creative Common Shares issued in the Financing;

(f)                  Cooperate and provide to DIA all such further documents, instruments and materials and do all such acts and things as may be reasonably required to complete the transactions contemplated by this Agreement;

(g)                 Use its reasonable commercial efforts to obtain all required third party consents, assignments or waivers and amendments or terminations to any instrument or agreement and take such other measures as may be necessary to fulfil its obligations hereunder and to carry out the transactions contemplated by this Agreement, including obtaining any shareholder approvals, consents or agreements, to be able to deliver all of the Creative Preferred Shares on Closing;

(h)                 Comply with the terms hereof and faithfully and expeditiously seek to satisfy the conditions precedent set out in this Agreement so as to close the Share Exchange and all transactions contemplated by this Agreement by the Closing Date; and

(i)                   From and including the date hereof through to and including the Closing, it will not directly or indirectly, solicit, initiate, assist, facilitate, promote or knowingly encourage the initiation of proposals or offers from, entertain or enter into negotiations with, any person (other than DIA), with respect to any amalgamation, merger, consolidation, arrangement, restructuring, sale of any material assets or part thereof of Creative.

SEC Filings.

(a)To the knowledge of Creative, it has filed with or furnished to the SEC all its required SEC Reports. To the knowledge of Creative, as of its filing date (and as of the date of any amendment), each SEC Report complied, and each SEC Report filed subsequent to the date of this Agreement will comply with the applicable requirements of the Securities Act and the Securities Exchange Act, as the case may be.

(b)To the knowledge of Creative, as of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), except as may have been corrected by any subsequent filing prior to the date of this Agreement, the SEC Reports filed pursuant to the Securities Exchange Act did not, and the SEC Reports filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Brokers. Creative has not entered into any contract with any person, firm or other entity that would obligate Creative or DIA to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

III.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF DIA

DIA and the DIA Shareholders represent, warrant, covenant and agree that all of the statements in the following subsections of this Article III pertaining to DIA are true and complete, to the best of their knowledge, as of the date hereof and as of the Closing Date.

Corporate Organization.

(a)DIA is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of DIA.

(b)True and accurate copies of the Certificate of Incorporation and Bylaws of DIA with all amendments thereto, as of the date hereof (the “DIA Charter Documents”), have been provided to Creative. The minute books of DIA are current as required by law, contain the minutes of all meetings of the DIA Board and its stockholders from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the DIA Board and its stockholders. DIA is not in violation of any of the provisions of the DIA Charter Documents.

Capitalization of DIA.

(a)The authorized capital stock of DIA consists of 10,000,000 shares of common stock, par value $0.0001. Attached hereto as Exhibit D is a capitalization chart for DIA that shows, as of the date of this Agreement, the number of shares of common stock issued and outstanding and all options, notes or other agreements of any nature under which DIA may be obligated to issue shares of common stock in the future (the “DIA Capitalization Chart”).

(b)All of the issued and outstanding shares of common stock of DIA immediately prior to this Share Exchange will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free and clear or any liens or encumbrances and of preemptive rights of any security holder. The issuance of all of the shares of DIA described in this Section 3.02 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of DIA has any right to rescind or bring any other claim against DIA for failure to comply with the Securities Act, or state securities laws.

Subsidiaries and Predecessor Corporations. DIA has no subsidiaries and any predecessor corporations have been disclosed to Creative.

Convertible Securities. As of the date of this Agreement, except as disclosed on the DIA Capitalization Chart, there are no options, warrants, conversion privileges, convertible securities or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise), outstanding stock appreciation rights, phantom equity or similar rights of any character whatsoever or any laws applicable to DIA or its shareholders requiring or which may require the issuance, sale or transfer by Creative of any securities of DIA, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of DIA not disclosed in its financials.

Authorization, Validity and Enforceability of Agreements. DIA has all power (corporate or otherwise) and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the “Transaction Agreements”) to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements by DIA and the consummation by DIA of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of DIA, and no other corporate proceedings on the part of DIA are necessary to authorize the Transaction Agreements or to consummate the transactions contemplated hereby and thereby. The Transaction Agreements constitute the valid and legally binding obligation of DIA and are enforceable in accordance with their terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. DIA is not required to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Transaction Agreements and transaction contemplated herein, other than the filing of an DIA Charter Documents to increase the number of authorized shares of DIA’s common stock.

No Conflict or Violation. Neither the execution and delivery of the Transaction Agreements by DIA, nor the consummation by DIA of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the DIA Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which DIA is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which DIA is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of DIA’s assets, including without limitation, the DIA Shares.

Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of DIA, currently threatened against DIA or any of its affiliates, that may affect the validity of this Agreement or the right of DIA to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no action pending or, to the knowledge of DIA, currently threatened against DIA or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or relating to DIA or any of its affiliates. Neither DIA nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action by DIA or any of its affiliates currently pending or which DIA or any of its affiliates intends to initiate.

Financial Statements.

(a)Complete copies of the unaudited financial statements of DIA as at December 31, 2020 and 2019, and the period from January 1, 2021 to September 30, 2021, and the related combined statements of income and retained earnings, stockholders’/members’ equity and cash flow for the periods then ended (the “DIA Financial Statements”), have been provided to Creative. To the knowledge of DIA, the DIA Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the period involved, subject, in the case of the DIA Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the DIA Financial Statements) and (ii) are in all material respects in accordance with the books and records of DIA. The DIA Financial Statements are based on the books and records of DIA, and fairly present the financial condition of DIA as of the respective dates they were prepared and the results of the operations of DIA for the periods indicated. DIA maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

(b)Since September 30, 2021, no DIA shareholder nor DIA’s board of directors or any committee thereof has been advised of: (i) any material deficiencies in the design or operation of internal controls affecting DIA’s ability to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a role in any of DIA’s internal controls. Since September 30, 2021, no material weaknesses in internal controls have been identified by DIA, and there have been no significant changes in internal controls or other factors, including any corrective actions about significant deficiencies and material weaknesses.

(c)DIA has no liability (and to DIA’s knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint or other claim against any of them giving rise to any liability), except for (i) liabilities set forth on the most recent balance sheet in the DIA Financial Statements as of such balance sheet date, or (ii) liabilities incurred in the ordinary course of business consistent with past practice since such balance sheet date and which are not, individually or in the aggregate, material in amount. DIA is not a guarantor or otherwise liable for any liability (including indebtedness) of any other person. At Closing, DIA shall have no liabilities (actual, contingent or otherwise) whatsoever that have not been disclosed, other than liabilities incurred in the ordinary course of business consistent with past practice since such balance sheet date, or for convertible notes disclosed on the DIA Capitalization Chart, and which are not, individually or in the aggregate, material in amount.

Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, DIA Board minutes and financial and other records of whatsoever kind of DIA have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of DIA. DIA maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Taxes. To the knowledge of DIA, DIA has paid all taxes of whatever nature, including all assessments, re-assessments, governmental charges, penalties, interest and fines due and payable by it, to the extent such taxes have become due or have been alleged to be due and DIA is not aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon with respect to itself.

Full Disclosure.

(a)To the knowledge of DIA, no representation or warranty by DIA in this Agreement and no statement contained in any Exhibit to this Agreement or any certificate or other document furnished or to be furnished to Creative pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(b)To the knowledge of DIA, DIA has clearly disclosed to Creative, in the course of Creatives due diligence investigation, any information pertaining to DIA which Creative would reasonably deem relevant to them, regardless of its financial materiality to the transaction contemplated hereby, including such information as (i) any Actions brought by or against DIA as well as the current status or disposition of such matters; (ii) any previous or contemplated relationship with an Creative; (iii) any business dealings of DIA outside of DIA’ s core business; and (iv) relates to any conflicts, disagreements or disputes with an affiliate of Creative.

Absence of Certain Changes or Events. As of the date of this Agreement, (i) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of DIA; and (ii) DIA has not: (a) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (b) made any material change in its method of management, operation or accounting; (c) entered into any other material transaction other than in the ordinary course of its business; or (d) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Compliance With Laws and Regulations. To the best of its knowledge, DIA has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of DIA or except to the extent that noncompliance would not result in the occurrence of any material liability for DIA. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Approval of Agreement. The board of directors and all of the shareholders of DIA have authorized the execution and delivery of this Agreement by DIA and have approved this Agreement and the transactions contemplated hereby.

DIA Shareholders Representative. Each of the DIA Shareholders who have executed this Agreement hereby irrevocably authorizes John Possumato, or any other director or officer of DIA, to act as such DIA Shareholders representative at Closing, to receive certificates representing the Creative Preferred Shares to which such DIA Shareholder is entitled under this Agreement, to execute in such DIA Shareholder’s name and on his, her or its behalf, all closing receipts and documents (including, without limitation, the stock power transfers with respect to such DIA Shareholder’s DIA Shares being transferred to Creative), to complete and correct any documents relating to this Agreement that have been signed by the DIA Shareholder and require completion or correction; and to waive, in whole or in part, any representations, warranties, covenants or conditions for the benefit of such DIA Shareholder contained in this Agreement or in any document or agreement ancillary to this Agreement.

Covenants of DIA. DIA covenants that from the date of this Agreement until the time of Closing:

(a)DIA will conduct its business, operations and affairs only in the ordinary and normal course of business in all material respects consistent with past practice, and DIA will not, without the prior written consent of Creative, enter into any transaction or refrain from doing any action that would constitute a breach of any representation, warranty, covenant or other obligation of DIA contained herein, and provided further that DIA will not make any material decisions or enter into any material contracts without the consent of Creative, which consent will not be unreasonably withheld if the same would constitute or result in a breach of any representation or warranty contained herein;

(b)DIA will use reasonable commercial efforts to take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of the directors and shareholders to be held for such purpose;

(c)DIA will make available to Creative all material information, documentation, records and accounts in respect of the business and affairs of DIA;

(d)Prior to the Closing Date, DIA will not, without the prior written consent of Creative:

(i)	declare or pay any dividends or distribute any of its properties or assets to the shareholders of DIA;

(ii)	commit or pay operating expenses other than those incurred in the ordinary course of business;

(iii)	acquire by merger, amalgamation, consolidation or acquisition shares or assets, of any business operation;

(iv)	enter into any new lending agreements or extend or otherwise modify existing lending agreements, sell, pledge, dispose of or encumber any assets, enter into contract, agreement or understanding, other than in the ordinary course of business;

(v)	enter into new leasing arrangements either of real estate or equipment with an annual aggregate cost exceeding $25,000;

(vi)	alter or amend its articles or by-laws, other than as contemplated herein; and

(vii)	engage in any business, enterprise or other activity, other than its current business and activities;

(viii)	issue any DIA Shares, or any options or warrants to purchase DIA Shares, or any agreement or instrument convertible into DIA Shares, provided that DIA may issue up to $150,000 of convertible notes, provided that such convertible notes provide that, if the Closing occurs hereunder, they are only convertible into one Creative Preferred Share for each DIA Share into which they are convertible immediately prior to the Closing;

(e)Cooperate and provide to Creative all such further documents, instruments and materials and do all such acts and things as may be reasonably required to complete the transactions contemplated by this Agreement;

(f)Use its reasonable commercial efforts to obtain all required third party consents, assignments or waivers and amendments or terminations to any instrument or agreement and take such other measures as may be necessary to fulfil its obligations hereunder and to carry out the transactions contemplated by this Agreement, including obtaining any shareholder approvals, consents or agreements, to be able to deliver all of the DIA Shares on Closing;

(g)Comply with the terms hereof and faithfully and expeditiously seek to satisfy the conditions precedent set out in this Agreement so as to close the Share Exchange and all transactions contemplated by this Agreement by the Closing Date; and

(h)From and including the date hereof through to and including the Closing, it will not directly or indirectly, solicit, initiate, assist, facilitate, promote or knowingly encourage the initiation of proposals or offers from, entertain or enter into negotiations with, any person (other than Creative), with respect to any amalgamation, merger, consolidation, arrangement, restructuring, sale of any material assets or part thereof of DIA.

Brokers. DIA has not entered into any contract with any person, firm or other entity that would obligate Creative or DIA to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

IV.

REPRESENTATIONS AND WARRANTIES OF DIA SHAREHOLDERS

Each of the DIA Shareholders severally represent and warrant that all of the statements in the following subsections of this Article IV are true and complete as of the date hereof and as of the Closing Date.

Authority. Each DIA Shareholder has the right, power, authority and capacity to execute and deliver this Agreement to which such DIA Shareholder is each a party, to consummate the transactions contemplated by this Agreement, and to perform such DIA Shareholders’ obligations under this Agreement. This Agreement has been duly and validly authorized and approved, executed and delivered by such DIA Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than such DIA Shareholders, this Agreement is duly authorized, executed and delivered by such DIA Shareholders and constitutes the legal, valid and binding obligations of such DIA Shareholders, enforceable against such DIA Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

No Conflict. Neither the execution or delivery by such DIA Shareholders of this Agreement to which such DIA Shareholders are each a party nor the consummation or performance by such DIA Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (i) contravene, conflict with, or result in a violation of any provision of the organizational documents of such DIA Shareholders (if any of such DIA Shareholders is not a natural person); (ii) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which any of such DIA Shareholders is a party or by which the properties or assets of such DIA Shareholders is bound; or (iii) contravene, conflict with, or result in a violation of, any law or order to which any of such DIA Shareholders, or any of the properties or assets of such DIA Shareholders, may be subject.

Litigation. There is no pending Action against such DIA Shareholders that involves the DIA Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of DIA and, to the knowledge of such DIA Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Ownership of Shares. Such DIA Shareholders are both the record and beneficial owners of the DIA Shares. Such DIA Shareholders are not the record or beneficial owners of any other shares of DIA. Such DIA Shareholders have and shall transfer at the Closing, good and marketable title to the DIA Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Preemptive Rights. Such DIA Shareholders have no preemptive rights or any other rights to acquire any shares of DIA that have not been waived or exercised.

Accredited Investor. Such DIA Shareholder is an “accredited investor” as that term is defined in Rule 502 promulgated by the SEC under the Securities Act of 1933, as amended.

No Intent to Redistribute. Each DIA Shareholder further represents and warrants to Creative that such DIA Shareholder is acquiring such DIA Shareholder’s Creative Preferred Shares for such DIA Shareholder’s own account and not with a view toward the gifting, distribution or resale thereof, and each DIA Shareholder agrees that such DIA Shareholder will not sell or offer to sell any portion of its Creative Preferred Shares, or negotiate in respect thereof with any Person or Persons whomsoever, so as thereby to bring the transaction in which such DIA Shareholder acquired such DIA Shareholder’s Creative Preferred Shares or any other offering of interests in Creative within the provisions of Section 5 of the Securities Act of 1933, as amended, or the registration requirement of any other federal or state securities statute.

Securities Law Representations. Each DIA Shareholder further represents and warrants to each other DIA Shareholder and Creative that (i) such DIA Shareholder has been given access to all information concerning Creative and the terms and conditions of the Creative Preferred Shares such DIA Shareholder is purchasing hereby; (ii) such DIA Shareholder and such DIA Shareholder’s separate legal counsel have had the opportunity to fully negotiate the terms and conditions of this Agreement; (iii) such DIA Shareholder understands and acknowledges that the Creative Preferred Shares such DIA Shareholder is purchasing hereby is a speculative security and involves a high degree of risk and that no federal or state agency has made any finding or determination as to the fairness for public or private investment in, nor any recommendations or endorsement of, such Creative Preferred Shares as an investment; (iv) such DIA Shareholder has such knowledge and experience in business and financial matters that such DIA Shareholder is capable of evaluating the merits and risks of an investment in such Creative Preferred Shares; (v) such DIA Shareholder’s financial situation is such that such DIA Shareholder can afford the risks of an investment in such Creative Preferred Shares; and (vi) the DIA Shareholder not learn of the opportunity to engage in the transactions contemplated by this Agreement by any means of public solicitation or advertising.

V.

CONDITIONS PRECEDENT TO OBLIGATIONS OF DIA AND THE DIA SHAREHOLDERS

The obligations of DIA and the DIA Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by DIA or the DIA Shareholders, as the case may be, in their sole discretion:

Representations and Warranties of Creative. All representations and warranties made by Creative in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

Agreements and Covenants. Creative shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Creative shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Documents. Creative must have caused the following documents to be delivered to DIA:

(a)share certificates evidencing the Creative Preferred Shares registered in the name of the DIA Shareholders along with a copy of the filed Certificate of Designation for such shares;

(b)this Agreement duly executed;

(c)certified copies of (i) the charter documents and by laws of Creative; (ii) all resolutions of the shareholders and the board of directors of Creative approving the entering into and completion of the transaction contemplated by this Agreement; (iii) a list of the officers and directors authorized to sign agreements together with their specimen signatures; (iv) a certificate of status, compliance, good standing or like certificate with respect to Creative issued by appropriate government officials of their respective jurisdictions of incorporation; and (v) the certificates from an officer of Creative confirming compliance with Section 5.01, 5.02 and Section 5.06;

(d)a duly executed resignation and release effective as at the Closing Date of all directors and officers (other than Mike Elkin) of Creative to the reasonable satisfaction of DIA;

(e)documentation evidencing the completion of the Financing acceptable to DIA and its counsel; and

(f)such other documents as DIA or the DIA Shareholders may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of Creative; (ii) evidencing the performance of, or compliance by Creative with any covenant or obligation required to be performed or complied with by Creative; (iii) evidencing the Certificate of Designation for the Creative Preferred Shares or satisfaction of any condition referred to in this Article V; or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

No Material Adverse Effect. There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to Creative.

Execution by All DIA Shareholders. Execution of this Agreement by DIA Shareholders holding One Hundred Percent (100%) of the outstanding DIA Shares.

VI.

CONDITIONS PRECEDENT TO OBLIGATIONS OF CREATIVE

The obligations of Creative to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by DIA and Creative in its sole discretion:

Representations and Warranties of DIA and the DIA Shareholders. All representations and warranties made by DIA and the DIA Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date.

Agreements and Covenants. DIA and the DIA Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of DIA shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Documents. DIA and the DIA Shareholders must deliver to Creative at the Closing:

(a)share certificates evidencing all of the issued and outstanding DIA Shares, along with executed share transfer forms transferring such DIA Shares to Creative;

(b)this Agreement duly executed by DIA and the DIA Shareholders, including on behalf of all persons who become holders of DIA Shares after the date of this Agreement by the exercise of a DIA Option, the conversion of a DIA Convertible Note, or otherwise;

(c)certified copies of (i) the charter documents and bylaws of DIA; (ii) all resolutions of the shareholders and the board of directors of DIA approving the entering into and completion of the transaction contemplated by this Agreement; (iii) a list of the officers and directors authorized to sign agreements together with their specimen signatures; (iv) a certificate of status, compliance, good standing or like certificate with respect to DIA issued by appropriate government officials of their respective jurisdictions of incorporation; and (v) the certificates from the an officer of DIA confirming compliance with Section 6.01, 6.02 and Section 6.06;

(d)a capitalization chart as of the date of the Closing of the capitalization of DIA immediately prior to Closing;

(e)such other documents as Creative may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of DIA and the DIA Shareholders; (ii) evidencing the performance of, or compliance by DIA and the DIA Shareholders with, any covenant or obligation required to be performed or complied with by DIA and the DIA Shareholders, as the case may be; (iii) evidencing the satisfaction of any condition referred to in this Article VI; or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

No Material Adverse Effect. There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to DIA.

No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (i) is the holder of, or has the right to acquire or to obtain beneficial ownership of the DIA Shares, or any other stock, voting, equity, or ownership interest in, DIA; or (ii) is entitled to all or any portion of the Creative Preferred Shares.

Additional Conditions. The following additional agreements, transactions or events shall have occurred:

(a)The Certificate of Designation shall have been filed with the Delaware Secretary of State;

(b)All officers of Creative other than Mike Elkin shall have tendered their resignations;

(c)All directors of Creative shall have tendered their resignations;

(d)The Financing shall have been completed, or will be completed at Closing, on terms acceptable to Creative and DIA;

(e)The Learning Business shall have made employment arrangements with Christopher Rego acceptable to Mr. Christopher Rego;

(f)At least ten (10) days shall have passed since the distribution to all Creative shareholders of an information statement in accordance with SEC Rule 14f-1;

(g)Creative shall have received a comfort letter from its auditor stating that, based on the information received and the progress made on DIA’s audit to the date of the letter, the auditor is comfortable it will be able to complete the audit of DIA’s financial by January 31, 2022, and that the auditor is not likely to render a qualified opinion on DIA’s financial statements, other than a going concern qualification;

(h)A statement of the cash on hand in Creative’s bank accounts at Closing and expected liabilities due within 30 days of the Closing;

(i) John Possumato and Adam Potash (and any companies either one controls, including Driveitaway, LLC and Minds’ Eye Innovation, Inc.) shall have agreed to convert their DIA Convertible Notes, and exercise all of their vested DIA Options, immediately prior to the Closing, and thereby receive Creative Preferred Shares in the Closing;

(j) Receipt of the conversion notices from the holders of DIA Convertible Notes who have agreed to convert their DIA Convertible Notes, along with a joinder to this Agreement.

VII.

SURVIVAL AND INDEMNIFICATION

Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the three (3) year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Indemnification.

(a)Indemnification Obligations in favor of the Creative Shareholders. From and after the Closing Date until the expiration of the Survival Period, DIA shall reimburse and hold harmless each of the officers, directors, employees or representatives (such person and his or her heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Creative Indemnified Party”) from and against any and all losses, costs, damages, liabilities and expenses, including without limitation, legal fees (collectively, “Damages”) arising out of any suits, claims, demands, actions, causes of action or investigations against or involving such Creative Indemnified Party which arises or results from (i) any breach of representation or warranty made by Creative in this Agreement, and in any certificate delivered by Creative pursuant to this Agreement; (ii) any breach by Creative of any covenant, obligation or other agreement made by Creative in this Agreement; and (iii) a third-party claim based on any acts or omissions by Creative. In no event shall any such indemnification payments exceed $250,000. No claim for indemnification may be brought under this Section 7.02(a) unless all claims for indemnification, in the aggregate, total more than $10,000.

(b)Indemnification Obligations in favor of DIA and the DIA Shareholders. From and after the Closing Date until the expiration of the Survival Period, Creative shall indemnify and hold harmless DIA, the DIA Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (each a “DIA Indemnified Person”) from and against any and all Damages arising out of any suits, claims, demands, actions, causes of action or investigations against or involving such DIA Indemnified Party which arises or results from (i) any breach of representation or warranty made by Creative in this Agreement, and in any certificate delivered by Creative pursuant to this Agreement; (ii) any breach by Creative of any covenant, obligation or other agreement made by Creative in this Agreement; and (iii) a third-party claim based on any acts or omissions by Creative. In no event shall any such indemnification payments exceed $250,000. No claim for indemnification may be brought under this Section 7.02(b) unless all claims for indemnification, in the aggregate, total more than $10,000.

Matters Involving Third Parties.

(a)If any third party notifies any person that is entitled to seek indemnification pursuant to Sections 7.02(a) or (b) hereof (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a good faith claim for indemnification against any other person under this Article VII (the “Indemnifying Party”), then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b)The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing, within fifteen (15) days after the Indemnified Party has given the Indemnifying Party notice of the Third Party Claim, that the Indemnifying Party shall undertake such defense of the Third Party Claim at its own expense and shall indemnify the Indemnified Party from and against all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources to defend against the Third Party Claim and to fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)So long as the Indemnifying Party is conducting the defense of the Third Party Claim in compliance with the conditions in Section 7.03(b) above: (i) the Indemnified Party may retain separate cocounsel at its cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d)If the Indemnified Party reasonably and in good faith determines that any of the conditions in Section 7.03(b) above ceases to be satisfied: (i) the Indemnified Party shall thereafter have the sole right to defend against, and to consent to the entry of any judgment or to enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses); and (iii) the Indemnifying Party shall remain responsible for any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article VII.

Indemnification Payments. An Indemnifying Party shall pay to the Indemnified Party the full amount of any and all Losses (other than Losses resulting from a Third Party Claim) for which it is required to indemnify the Indemnified Party under this Article VII, within thirty (30) days after its receipt of notice thereof from the Indemnified Party; and the full amount of any and all Losses resulting from a Third Party Claim for which it is required to indemnify the Indemnified Party under this Article VII, within ten (10) days after final settlement or adjudication thereof; and in each case, thereafter the amount of any such Losses shall bear interest at the rate of interest publicly announced in Atlanta, Georgia from time to time by Bank of America as its prime rate, plus five percent (5%) per annum.

Other Provisions.

(a)If any Indemnifying Party is obligated to indemnify any Indemnified Party pursuant to this Article VII, such Indemnifying Party shall, upon payment of such Losses in full, be subrogated to all rights of such Indemnified Party with respect to the Losses to which such indemnification relates; provided, however, that such Indemnifying Party shall only be subrogated to the extent of any amount paid by it pursuant to this Article VII in connection with such Losses.

(b)Except as otherwise expressly provided in this Agreement, the indemnification provisions set forth in this Article VII shall provide the sole and exclusive legal remedy of the Indemnified Parties with respect to any claim relating to this Agreement. Notwithstanding the above, (i) nothing in this Agreement shall restrict or limit any equitable remedies that such Indemnified Parties may otherwise have, including, without limitation, any right to seek specific performance, rescission or restitution, or any right of such Indemnified Parties to seek the enforcement by any court or arbitrator of any of its awards, judgments or remedies, and (ii) such indemnification provisions shall not provide the sole and exclusive legal remedy for claims for fraud or willful misconduct.

VIII.

TERMINATION PROVISIONS

Rights of Termination. This Agreement may be terminated by the one or both Parties as follows:

(a)This Agreement may be terminated in writing by mutual consent at any time.

(b)If any of the closing conditions contained in Article V hereof shall not be fulfilled or performed within sixty (60) days after the date of this Agreement, or such other date as the Parties may agree upon in writing (the “Outside Date”), DIA may terminate this Agreement by notice in writing to Creative.

(c)If any of the closing conditions contained in Article VI hereof shall not be fulfilled or performed by the Outside Date, Creative may terminate this Agreement by notice in writing to DIA.

(d)By DIA if it is not in material breach of its obligations under this Agreement, and if there has been a breach by Creative of any of its representations, warranties, covenants or agreements hereunder, which is not curable or, if curable, is not cured within ten (10) days after written notice, specifying such breach, to Creative.

(e)By Creative if it is not in material breach of its obligations under this Agreement, and if there has been a breach by DIA of any of its representations, warranties, covenants or agreements hereunder, which is not curable or, if curable, is not cured within ten (10) days after written notice, specifying such breach, to DIA.

(f)By either party to the extent provided in Section 1.12 herein.

(g)A United States federal or state court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this paragraph shall have used its commercially reasonable efforts to remove such injunction, order or decree.

IX.

MISCELLANEOUS PROVISIONS

Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns; provided that no Party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other Parties.

Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by each Party, as incurred respectively.

Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or seven (7) days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

 If to DIA or the DIA Shareholders, to:

DriveItAway, Inc.

14 Kings Highway

Haddonfield, NJ 08033

Attn: John Possumato, CEO

If to Creative, to:

Creative Learning Corp.

1637 S. Main St.

Milpitas, CA 95035

Attn: Christopher Rego

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.03 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 9.03.

Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Convenience of Forum; Consent to Jurisdiction. The Parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York, and/or the U.S. District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any Party to this Agreement by personal service at any place where it may be found or giving notice to such Party as provided in Section 9.03.

Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

Independent Legal Advice. Each of the Parties agrees that it had the opportunity to obtain, or did obtain, independent legal and tax advice with respect to this Agreement and the transaction contemplated herein prior to executing this Agreement. All Parties acknowledge and agree that the terms of this Agreement are fair and reasonable.

Due Diligence. Each Party and their representatives will provide the other Party with all information, books, records necessary for due diligence purposes. The due diligence must confirm, among others, that there are no outstanding SEC, Financial Industry Regulatory Authority, Inc. (FINRA), or other regulatory authorities concerns or issues, and no preemptive rights or outstanding convertible securities.

Public Announcement. No Party will make any public disclosures concerning the matters set forth in this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld. If and when each Party desires to make such public disclosure, after receiving prior written, the disclosing Party will give the other Parties an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that any Party is advised by counsel that disclosure of such matters set forth in this Agreement is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing Party will provide the other Parties, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comments on such disclosure, in advance of the public release.

Confidentiality. Each of the Parties will use reasonably best efforts to maintain the confidentiality of the information that pertains to this Agreement, unless all or part of it is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.

Exclusivity. In consideration of the mutual covenants and agreements contained herein as well as paying the expenses involved in the due diligence review of Creative, until December 30, 2021, Creative, its officers, directors employees shareholders, and other representative will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve respond to or encourage any inquires or proposals related to, or engage in any negotiations with any third party with respect transaction similar to this transaction or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of Creative, including, but not limited to, a merger, acquisition, strategic investment or similar transaction. Notwithstanding the foregoing, nothing in this Section will be construed as prohibiting the board of directors of Creative from making any disclosure required by applicable law to its shareholders or responding to any unsolicited proposal or inquiry to Creative by advising the person making such proposal or inquiry of the terms of this section.

Expenses. Each of the Parties will be responsible for its own expenses in connection with this Agreement, including fees and expenses of legal, accounting, and financial advisors.

Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other transaction documents, including without limitation, properly reflecting the post-Closing capitalization of Creative in its books and records as promptly as practicable following the Closing and in a manner so as to minimize disruption of DIA’s business.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CREATIVE LEARNING CORP.

By:	/s/ Christopher Rego
Name:	Chritopher Rego
Title:	CEO
12/7/2021

DRIVEITAWAY, INC.

By:	/s/ John F. Possumato

Name:	John F. Possumato
Title:	CEO

[DIA SHAREHOLDER SIGNATURE PAGES FOLLOW]

DIA SHAREHOLDERS SIGNATURES

Each of the DIA Shareholders, who have executed this Agreement below, (i) hereby irrevocably authorize any director or officer of DIA, to act as such DIA Shareholders representative at Closing, in accordance with Section 3.12 of this Agreement as stated above, and (ii) hereby votes 100% of its shares of common stock in favor of the Share Exchange and the transactions contemplated by this Agreement.

Outstanding Shares as of December 7, 2021

Driveitaway, LLC

By:	/s/ John Possumato
Name:	John Possumato
Title:	CEO

Number of shares of common stock of DIA owned: 1,000,000

Minds’	Eye Innovation, Inc.

By:	/s/ Adam Potash
Name:	Adam Potash
Title:	CEO

Number of shares of common stock of DIA owned: 1,000,000

AEP Holdings LLC

By:	/s/ Paul Patrizio
Name:	Paul Patrizio
Title:	President

Number of shares of common stock of DIA owned: 300,000

[signatures continued on following page]

Option Shares

By:	/s/ John Possumato
John Possumato, as an individual

Number of shares of common stock of DIA owned: 56,250

By:	/s/ Adam Potash

Adam Potash, as an individual

Number of shares of common stock of DIA owned: 56,250

Convertible Note Shares

Driveitaway, LLC

By:	/s/ John Possumato
Name:	John Possumato
Title:	CEO

Number of shares of common stock of DIA owned: ________

By:	/s/ Adam Potash

Adam Potash, as an individual

Number of shares of common stock of DIA owned:________

Exhibit A

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

CREATIVE LEARNING CORP.

The undersigned, Christopher Rego, does hereby certify that:

1. He is the CEO of Creative Learning Corporation, a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, par value $0.0001 per share, in such series containing such rights, terms and preferences that the Board of Directors of the Corporation determines from time to time, and no series has been previously designated as of the date hereof.

3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.0001 par value, issuable from time to time in one or more series designated by the Board of Directors;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of undesignated stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to one series of preferred stock, which shall consist of 5,000,000 shares of Series A Convertible Preferred Stock, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF SERIES A PREFERRED STOCK

1.                   Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series A Convertible Preferred Stock” (hereinafter, the “Series A Preferred Stock”) The number of shares constituting the Series A Preferred Stock shall be Five Million (5,000,000).

2.                   Rank. The Series A Preferred Stock shall rank: (i) senior to the Company’s Common Stock, $0.0001 par value per share (“Common Stock”) and (ii) any subsequent series of Preferred Stock which is designated by the Company as subordinate or junior to the Series A Preferred Stock (“Junior Securities”), as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”).

3.                   Dividends. Each share of Series A Preferred Stock shall be entitled to receive, when, if and as declared by the Board, out of funds legally available therefore, non-cumulative dividends equal to the amount of dividends that holder of such share would have received if such share were converted into shares of Common Stock under the circumstances described in Section 6 hereof immediately prior to the record date of the dividend declared on the Common Stock.

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4.                   Voting Rights. Except as set forth specifically below, the holder of each share of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock would be convertible under the circumstances described in Section 6 hereof on the record date for the vote or consent of shareholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of a share of the Series A Preferred Stock shall be entitled to receive the same prior notice of any shareholders’ meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of meeting, and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law, or by the terms hereof, to be submitted to a class vote of the holders of Series A Preferred Stock.

5.                   Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a “Liquidation”), before any distribution of assets of the Corporation shall be made to or set apart for the holders of any Junior Security, the holders of Series A Preferred Stock shall be entitled to receive payment out of such assets of the Corporation in an amount equal to $0.01 per share of Series A Preferred Stock (such amount being referred to as the “Liquidation Preference” for the Series A Preferred Stock), plus any unpaid dividends (if declared) on the Series A Preferred Stock.

6.                   Conversion of Preferred Shares to Common. The Series A Preferred Stock shall be convertible into shares of Common Stock as follows:

(a)	Voluntary Conversion. Each share of Series A Preferred Stock shall be convertible at any time by the holder thereof at the office of the transfer agent for the Common Stock (the “Transfer Agent”), and at such other place or places, if any, as the board of directors of the Corporation may designate, into that number of fully paid and non-assessable shares (calculated as to each conversion to the nearest l/100th of a share) of Common Stock equal to the number of shares of Series A Preferred Stock to be converted times the Conversion Factor. The “Conversion Factor” shall initially be [______] per share, provided that the Conversion Factor shall be subject to adjustment from time to time in certain instances as hereinafter provided.

(b)	Delivery of Certificates. Before any holder of shares of the Series A Preferred Stock shall be entitled to convert the same into Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed to the Corporation or in blank, at the office of the Transfer Agent or at such other place or places, if any, as the board of directors of the Corporation has designated, and shall give written notice to the Corporation at said office or place on the form of Notice of Conversion attached hereto as Exhibit I that it elects to convey the same and shall state in writing therein the name or names (with addresses) in which it wishes the certificate or certificates for Common Stock to be issued. The Corporation will, as soon as practicable thereafter, issue and deliver at said office or place to such holder of shares of the Series A Preferred Stock, or to its nominee or nominees, certificates for the number of full shares of Common Stock to which it shall be entitled as aforesaid. Shares of the Series A Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of the close of business on such date.

(c)	No Fractional Shares. If any conversion of the Series A Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded to the nearest whole share.

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(d)	Adjustment to Conversion Factor. The Conversion Factor in effect at any time shall be subject to adjustment as follows:

(i)	In case the Corporation shall (A) declare a dividend on its Common Stock in shares of its capital stock, (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of its capital stock, the Conversion Factor in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any share of the Series A Preferred Stock surrendered for conversion after such time shall be entitled to receive the kind and amount of shares which it would have owned or have been entitled to receive had such share of the Series A Preferred Stock been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

(ii)	In case the Corporation shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) evidences of its indebtedness or assets (excluding dividends or other distributions paid out of earned surplus), the Conversion Factor shall be adjusted so that the same shall equal to the amount determined by multiplying the Conversion Factor in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction (A) of which the numerator shall be the Current Market Price per share of the Common Stock on the date fixed for such determination and (B) the denominator shall be the Current Market Price per share of the Common Stock on the date fixed for such determination less the fair market value (as determined by the board of directors of the Corporation, whose determination shall be conclusive and described in a Board Resolution of the Corporation filed with the Transfer Agent) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business of the day following the date fixed for the determination of stockholders entitled to receive such distribution.

(iii)	For the purpose of any computation under this Section 6(d), the “Current Market Price” on any date shall be deemed to be the average of the daily closing prices per share of Common Stock for 20 consecutive business days selected by the Corporation commencing 35 business days before such date. The closing price for each day shall be the last sale price or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if it is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Sealers, Inc., selected from time to time by the Corporation for that purpose.

(iv)	All calculations under this Section 6(d) shall be made to the nearest one-hundredth of a cent or the nearest l/100th of a share, as the case may be.

(v)	In case of any consolidation or merger of the Corporation with or into any other corporation (other than a consolidation or merger in which the Corporation is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, the holder of each share of Series A Preferred Stock shall after such consolidation, merger, sale or transfer have the right to convert such share of the Series A Preferred Stock into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, sale or transfer if he had held the Common Stock issuable upon the conversion of such share of the Series A Preferred Stock immediately prior to such consolidation, merger, sale or transfer.

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(vi)	In the event that at any time, as a result of an adjustment made pursuant to paragraph (i) above, the holder of any share of Series A Preferred Stock surrendered for conversion shall become entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any share of the Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (i) to (v), inclusive, above, and the provisions of this Section 6(d) with respect to the Common Stock shall apply on like terms to any such other securities.

(vii)	No adjustment in the Conversion Factor shall be required unless such adjustment would require a change of at least l % in the Conversion Factor; provided, however, that any adjustments which by reason of this paragraph (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(e)	Notice of Adjustment. Whenever the Conversion Factor is adjustable as herein provided:

(i)	the Corporation shall promptly file with the Transfer Agent for the Series A Preferred Stock a certificate of the treasurer of the Corporation setting forth the adjusted Conversion Factor and showing in reasonable detail the facts upon which such adjustment is based, including a statement of the consideration received or to be received by the Corporation for any shares of Common Stock issued or deemed to have been issued; and

(ii)	a notice stating that the Conversion Factor has been adjusted and setting forth the adjusted Conversion Factor, and within ten (10) business days after it is required, said notice shall be mailed to all holders of Series A Preferred Stock determined as of the date the notice was first required, and upon the mailing of such notice no other notice need be given of that adjustment in the Conversion Factor.

(f)	Reservation of Shares. The Company shall at all times reserve and keep available or make provision to increase, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Preferred Stock into Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(g)	Taxes. The issue of the stock certificates upon conversion of the Series A Preferred Stock shall be made without charge to the converting holder for any transfer tax in respect of such issue; provide, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any. The Corporation shall not however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of any of the Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificated unless and until the person on persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

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7.                   Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any certificate representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the certificate, if mutilated, the Company shall execute and deliver new certificate representing the shares of Series A Preferred Stock of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen certificates if Holder contemporaneously requests the Company to convert such Series A Preferred Stock into Common Stock.

8.                   Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 6 hereof, the shares so converted shall be cancelled, and shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Preferred Stock.

9.                   Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from designating and issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences senior to the dividend and liquidation preferences of the Series A Preferred Stock.

10.                Notices. All notices, requests, consents and other communication hereunder shall be in writing, shall be mailed (A) if within the United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, by facsimile or e-mail (if agreed to by the Investor), or (B) if delivered from outside the United States, by international express courier, facsimile or e-mail (if agreed to by a holder or Series A Preferred Stock), and shall be deemed given (i) if delivered by first-class registered or certified mail, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, (iv) if delivered by facsimile or e-mail, upon electronic confirmation of receipt and shall be delivered as addressed as follows:

(a)	if to the Company, to:

Creative Learning Corporation

1637 S Main St

Milpitas, CA 95035

Attn: Chief Executive Officer

(b)	if to a holder of Series A Preferred Stock, to the address, facsimile number or e-mail address appearing in the Corporation’s stockholder records or, in either case, to such other address, facsimile number or e-mail address as the Corporation or a holder of Series A Preferred Stock may provide to the other in accordance with this Section.

IN WITNESS WHEROF, the undersigned being a duly authorized officer of the Corporation, does file this Certificate of Designation, Rights and Preferences, hereby declaring and certifying that the facts stated herein are true and accordingly has hereunto set his hand this ____ day of December, 2021.

CREATIVE LEARNING CORPORATION

By:

Name:	Christopher Rego

Title:	CEO

5

EXHIBIT 1

FORM OF CONVERSION NOTICE

(To be executed by the registered holder in order to convert shares of Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Creative Learning Corporation, a Delaware corporation (the “Corporation”), according to the Certificate of Designations, Rights and Preferences of the Series A Preferred Stock and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned. The undersigned will pay all transfer taxes and fees payable with respect thereto. A copy of the certificate representing the Series A Preferred Stock being converted is attached hereto, the original of which will be delivered to the Corporation promptly following the date hereof.

Date of Conversion (Date of Notice)

Number of shares of Series A Preferred Stock owned prior to Conversion

Number of shares of Series A Preferred Stock to be Converted

Stated Value of Series A Preferred Stock to be Converted

Amount of unpaid dividends (if any) on shares of Series A Preferred Stock to be Converted

Number of shares of Common Stock to be Issued (including conversion of unpaid dividends on shares of Series A Preferred Stock to be Converted)

Applicable Conversion Value

Number of shares of Series A Preferred Stock owned subsequent to Conversion

6

Conversion Information: [NAME OF HOLDER]

Address of Holder:

Name of Holder

By:

Name:

Title:

7

Exhibit B

CREATIVE CAPITALIZATION TABLE

1

Exhibit C

DISCLOSURE SCHEDULE OF CREATIVE LEARNING CORPORATION

1

Exhibit D

CAPITALIZATION TABLE OF DRIVEITAWAY, INC.

1